EXHIBIT 10.4

MASTER CONSTRUCTION LOAN AGREEMENT

This Master Construction Loan Agreement (“Loan Agreement”), dated September 28, 2005, is made by and between Borrower and Lender, whose names and addresses are set forth below, in connection with the Loan described below.

Borrower:	Wilson Family Communities, Inc.

Borrower’s Address:	2700 Fortuna, Suite 400 Austin, Texas 78746

Lender:	PlainsCapital Bank

Lender’s Address:	919 Congress, Suite 100 Austin, Texas 78701

Loan:	$2,000,000.00

ARTICLE 1

Definitions

Section 1.1            Definitions.  In addition to other defined terms herein, as used in this Loan Agreement, and unless the context otherwise requires, the following terms shall have the respective meanings set forth below:

(a)           Applicable Law.   The term “Applicable Law” shall mean all laws, rules and regulations applicable to the Person, conduct, transaction, covenant or Loan Documents in question, including all applicable common law and equitable principles; all provisions of all applicable state and federal constitutions, statutes, rules, regulations and orders of governmental bodies; and orders, judgments and decrees of all courts and arbitrators.

(b)           Affidavit of Borrower.  The term “Affidavit of Borrower” shall mean a sworn affidavit of an authorized representative of Borrower (and such other parties as Lender may require) to the effect that all statements, invoices, bills, and other expenses incident to the acquisition of the Property and the construction of the Improvements incurred to a specified date, whether or not specified in the Approved Budget, have been paid in full, except for (a) amounts retained pursuant to the Construction Contract, and (b) items to be paid from the proceeds of a Draw then being requested or in another manner satisfactory to Lender.

(c)           Appraisal.  The term “Appraisal” means, for each house to be built under this Credit Facility, an “as built” appraisal addressed to Lender and prepared by an independent appraiser engaged by Lender. Such Appraisal shall be in form and content satisfactory to Lender. Lender shall select the appraiser and order all Appraisals required herein; that cost of the Appraisal shall be the responsibility of Borrower, and Borrower shall pay the costs thereof promptly upon receipt of the invoice for the Appraisal.

If requested by Lender, Borrower deposit with Lender the estimated cost of the Appraisals prior to Lender engaging the services of the appraiser.

(d)           Approved Budget.  The term “Approved Budget” shall mean a budget or cost itemization prepared by Borrower specifying, for each Unit, the cost by item of (a) all labor, materials, and services necessary for the construction of the Improvements in accordance with the Plans and all Governmental Requirements, and (b) all other expenses anticipated by Borrower incident to the Loan, including, if applicable, the amount of the Lot Draw.

(e)           Best Knowledge.   The term “Best Knowledge” shall men acts that are within the actual knowledge of any partner, officer, director, or shareholder of Borrower or Borrower’s General Partner after due inquiry of Persons reasonably likely to possess information of the nature described.

(f)           Borrower.   The term “Borrower” shall mean the party named as Borrower on page 1 of this Loan Agreement.

(g)           Builder.   The term “Builder” shall mean Green Builders, Inc., a Texas corporation. It is contemplated that Builder may take title to the Lots for the purpose of constructing Improvements on the Lots. Whenever in this Agreement there is a reference to liens to be granted on Lots by Borrower, it shall be construed to mean, if applicable, liens granted by Builder if Builder takes title to such Lots.

(h)           Code.   The term “Code” shall mean the Uniform Commercial Code as in force in the state in which the Property is located and, if different, the state of the Borrower’s formation.

(i)            Collateral.   The term “Collateral” shall mean all of the Property, and all other real or personal property and interests in same that now or hereafter secure the payment and performance of the Credit Facility.

(j)            Construction Contract.   The term “Construction Contract” shall mean all construction contracts executed by Borrower for the construction of the Improvements, including, without limitation, contracts between Borrower and Contractor.

(k)           Contractor.   The term “Contractor” shall mean the contractors, whether one or more, with whom Borrower or Builder contracts for the construction of any of the Improvements or any other work with respect to the Property.

(l)            Credit Facility.   The term “Credit Facility” shall mean the credit facility in the aggregate amount of $2,000,000.00 being provided by Lender to Borrower under this Loan Agreement and evidenced by the Note.

(m)          Debt.   The term “Debt” shall mean, as of any applicable date of determination, all items of indebtedness, obligation or liability of a person, whether matured or unmatured, liquidated or unliquidated, direct or indirect, absolute or contingent, joint or several, that should be classified as liabilities in accordance with GAAP.

(n)           Debtor Relief Laws.  The term “Debtor Relief Laws” shall mean any applicable liquidation, conservatorship, bankruptcy, moratorium, rearrangement, insolvency, reorganization or similar laws affecting the rights or remedies of creditors generally, as in effect from time to time.

(o)           Deed of Trust.  The term “Deed of Trust” shall mean a Deed of Trust executed by Borrower or Builder for each Lot and recorded with the County Clerk of the County in which the Lot is located, which shall be in the form required by Lender.

(p)           Draw.   The term “Draw” shall mean a disbursement by Lender of any of the proceeds under the Credit Facility.

(q)           Drawn Amount.   The term “Drawn Amount” shall mean, with respect to a particular Unit, the outstanding principal amount applicable to such Unit at any time hereunder and, with respect to the Credit Facility, the outstanding principal amount applicable to all of the Units at any time hereunder.

(r)            Draw Request.   The term “Draw Request” shall mean a written application by Borrower (and such other parties as Lender may require) to Lender using such form(s) as may be acceptable to Lender specifying by name, current address, and amount all parties to whom Borrower is obligated for labor, materials, or services supplied for the construction of the Improvements and all other expenses incident to the Credit Facility, the Property, and the construction of the Improvements, whether or not specified in the Approved Budget, requesting a Draw for the payment of such items, containing, if requested by Lender, an Affidavit of Borrower, accompanied by such schedules, certificates, affidavits, releases, waivers, statements, invoices, bills, and other documents as Lender may reasonably request.

(s)	(not used)

(t)            Environmental Laws.  All laws relating to environmental matters, including, without limitation, those relating to fines, orders, injunctions, penalties, damages, contribution, cost recovery compensation, losses or injuries resulting from the release or threatened release of Hazardous Substances and the generation, use, storage, transportation, or disposal of Hazardous Substances, in any manner applicable to Borrower or the Property, including, without limitation, the Comprehensive Environmental Response, Compensation and Liability Act of 1980 (42 U.S.C. §9601 et seq.), the Hazardous Material Transportation Act (49 U.S.C. §1801 et M.), the Resource Conservation and Recovery Act of 1976 (42 U.S.C. §6901 et set.), the Federal Water Pollution Control Act (33 U.S.C §1251 et seq.), the Clean Air Act (42 U.S.C. §7401 et seq.), the Toxic Substances Control Act of 1976 (15 U.S.C. §2601 et seq.), the Safe Drinking Water Act (42 U.S.C. §300f-§300j-11 et seq.), the Occupational Safety and Health Act of 1970 (29 U.S.C. §651 et mg.) and the Emergency Planning and Community Right-to-Know Act (42 U.S.C. §11001 et seq.), and such environmental laws, statutes, ordinances and regulations as may be referenced in the Deed of Trust, each as heretofore and hereafter amended or supplemented, and any future or present local, state or federal statutes, rules and regulations promulgated thereunder or pursuant thereto, and any other present or future law, ordinance, rule, regulation, permit or permit condition, order or directive addressing environmental, health or safety issues of or by the federal government, any state or any political subdivision thereof, or any agency, court or body of the federal government, any state or any political subdivision thereof, exercising executive, legislative, judicial, regulatory or administrative functions which are applicable to the Property.

(u)           Event of Default.  The term “Event of Default” (or any reference to a default) shall have the meanings set forth in Article 9 hereto.

(v)           Fair Market Value.  The term “Fair Market Value” shall mean the fair market value thereof determined by the most recent Appraisal for the applicable Property. For Lots on which no Improvements have been constructed, the Fair Market Value shall be the value of the unimproved Lot. For Lots on which the Improvements have been completed, the Fair Market Value shall be the value of  the completed residence (with the Lot). For Improvements under construction, the actual costs of goods and services incorporated into the construction shall be deemed to add value on a dollar for dollar basis; such costs, added to the Fair Market Value of the Lot, shall be deemed to be the Fair Market Value for such Units for purposes of this Loan Agreement.

(w)          Financial Statements.  The term “Financial Statements” shall mean such balance sheets, profit and loss statements, reconciliations of capital and surplus, changes in financial condition, schedules of sources and uses of funds, operating statements with respect to the Property, pro forma schedules of sources and uses of funds for ensuing twelve-month periods, and other financial information of Borrower and, if required, of Guarantor, as shall be required by Lender, from time to time, which statements shall be certified as true and correct by the party submitting such statements or, if required by Lender, shall be certified by an independent certified public accountant.

(x)           Financing Statements.  The term “Financing Statements” shall mean the nonstandard and/or form UCC-1 Code financing statements perfecting the security interests securing the Credit Facility, to be filed with the appropriate offices for the perfection of a security interest in any of the Property, as may be required by Lender.

(y)           Force Majeure.  The term “Force Majeure” shall mean an occurrence beyond the control of the party affected, including, but not limited to, acts of God or of the public enemy; expropriation or confiscation of facilities or property; compliance with any order or request of any governmental authority or person purporting to act therefor, adversely affecting the supply, availability or use of materials or labor; acts of war, public disorders, rebellion, sabotage, fires, explosions, floods, storms, or breakdowns; riots, strikes or other concerted acts of workmen, whether direct or indirect, or any other causes, whether or not of the class or kind specifically named above, not within the reasonable control of the party affected and which, by the exercise of reasonable diligence, said party is unable to prevent or avoid; provided, however, that any claim by Borrower for an extension of time or excused non-performance as a result of such occurrence shall be made by written notice to Lender claiming such extension or excused non-performance and delivered not more than 5 days after the commencement of such occurrence.

(z)	GAAP. The term “GAAP” shall mean generally accepted accounting principles.

(aa)         Governmental Authority.  The term “Governmental Authority” shall mean the United States of America, the State, the County, the City, or any other political subdivision in which the Property is located, and any other political subdivision, agency, or instrumentality exercising jurisdiction over Borrower, Guarantor, or the Property, including, without limitation, entities with jurisdiction over building, health, safety, fire, water, use, zoning and environmental laws, codes, ordinances, rules and regulations.

(bb)         Governmental Requirements.  The term “Governmental Requirements” shall mean all laws, ordinances, rules, and regulations of any Governmental Authority applicable to Borrower, Guarantor, or the Property.

(cc)         Guarantor.  The term “Guarantor” shall mean the Guarantors (whether one or more) named on Exhibit A attached hereto and any other individuals or entities guaranteeing prompt payment at maturity of the Note, or any portion thereof and any and all other indebtedness or obligations arising under the Loan Documents.

(dd)         Guaranty.  The term “Guaranty” shall collectively mean a guaranty of payment and performance of the Credit Facility and any and all other indebtedness or obligations arising under the Loan Documents executed by each Guarantor.

(ee)         Hazardous Materials.  The term “Hazardous Materials” shall mean (a) any chemical, material or substance defined as or included in the definition of “hazardous substances,” “hazardous wastes,” “hazardous materials,” “extremely hazardous waste,” “restricted hazardous waste,” “toxic pollutants,” “pollutants,” “toxic substances” or words of similar import under any applicable local, state or federal law or under the regulations adopted or publications promulgated pursuant thereto, including, without limitation, Environmental Laws; (b) any oil, petroleum or petroleum derived substance, any drilling fluids, produced waters or other wastes associated with the exploration, development or production of crude oil, any flammable substances or explosives, any radioactive materials, any hazardous wastes or substances, any toxic wastes or substances or any other materials or pollutants which (i) pose a hazard to the Property or to persons on or about the Property, or (ii) cause the Property to be in violation of any Environmental Laws; (c) asbestos in any form which is or could become friable, radon gas, urea formaldehyde foam insulation, polychlorinated bipherryls; (d) any other chemical, material or substance, exposure to which is prohibited, limited or regulated under any Environmental Law; and (e) any Hazardous Materials referred to in a Deed of Trust.

(ff)          Hazardous Materials Contamination.  The term “Hazardous Materials Contamination” shall mean the contamination (whether presently existing or hereafter occurring) of the Improvements, facilities, soil, groundwater, air or other elements on or of the Property by Hazardous Materials; or the contamination of the buildings, facilities, soil, groundwater, air or other elements on or of any other property as a result of Hazardous Materials at any time (whether before or after the date of this Loan Agreement) emanating from the Property.

(gg)         Improvements.   The term “Improvements” shall mean the single family residences and related improvements constructed or to be constructed on a Lot.

(hh)         Indebtedness.  The term “Indebtedness” shall mean all principal, interest and other sums owed by Borrower to Lender under the Credit Facility or otherwise under this Loan Agreement.

(ii)           Inspector.  The term “Inspector” shall mean an architect, engineer or other third party Person selected and retained by Lender at Borrower’s expense.

(jj)           Insurance Policies.  The term “Insurance Policies” shall mean insurance policies (or a blanket policy endorsed in a manner satisfactory to Lender) issued by companies acceptable to Lender which have an A.M. Best’s rating of at least Class A covering loss by perils, hazards, liabilities and other risks and casualties and in such amounts as required by Lender. All physical damage policies and renewals shall contain a standard mortgage clause naming Lender as mortgagee, which clause shall expressly state that any breach of any condition or warranty by Borrower shall not prejudice the rights of Lender under such insurance, and a loss payable clause in favor of the Lender for personal property, contents, inventory, equipment, loss of rents and business interruption. All liability policies and renewals shall name Lender as an additional insured. All policies shall include a provision requiring that the insurer give Lender 60 days prior written notice of non-renewal, cancellation or modification. No additional parties shall appear in the mortgagee loss payable clause without Lender’s prior written consent, except as such may be required by a blanket policy. All deductibles shall be in amounts reasonably acceptable to Lender. In the event of the foreclosure of one or more of the Deeds of Trust or any other transfer of title to the Property in full or partial satisfaction of the Credit Facility, all right, title and interest of Borrower in and to all casualty insurance policies and renewals thereof then in force shall, to the extent such interest is transferable, pass to the purchaser or grantee. Without limiting the generality of the foregoing, the term “Insurance Policies” shall also mean: (a) during the period of any construction as to any part of the Property, (i) all-risks form of builder’s risk insurance (on a completed value, non-reporting form), (ii) contractor’s liability, worker’s compensation and employer’s liability insurance, (iii) professional liability insurance for architects and engineers, (iv)

commercial general liability insurance and excess umbrella liability insurance, (v) contractual liability insurance, (vi) flood insurance and (vii) all-risks form of property insurance on personal property (including personal property stored offsite); and (b) after all the construction of the Property is complete, (i) all-risks form of property insurance covering real and personal property, (ii) commercial general liability insurance, (iii) worker’s compensation and employer’s liability insurance, (iv) contractual liability insurance, and (v) flood insurance; and (c) such other insurance, if any, as Lender may require from time to time, or which is required by the Deed of Trust.

(kk)         Inventory Status Report.  The term “Inventory Status Report” shall mean a monthly report with respect to all Lots acquired and the completion status of each Unit under construction by Borrower (whether or not financed by Lender) in form and substance satisfactory to Lender. In addition to the Lots and Units covered by this Loan Agreement, the Inventory Status Report shall include similar information for lots and homes under construction that are not financed by Lender under this Loan Agreement.

(ll)           Lender.  The term “Lender” shall mean the Lender named in the first paragraph of this Loan Agreement.

(mm)       Loan.  The term “Loan” shall mean the loan to be made by Lender to Borrower for a particular Unit. This will include, as applicable, the Lot Draw and the Draws for the construction of the Improvements to that particular Lot.

(nn)         Loan Documents.  The term “Loan Documents” shall mean this Loan Agreement, the Note, Deeds of Trust, the Guaranty (whether one or more), the Financing Statements, and such other instruments evidencing, securing, or pertaining to the Loan as shall, from time to time, be executed and delivered by Borrower, Guarantor, Builder or any other party to Lender pursuant to this Loan Agreement, including, without limitation, each Affidavit of Borrower, each Draw Request, and the Approved Budget. “Loan Documents” shall include the “Security Instruments” referenced below.

(oo)         Lot. The term “Lot” shall refer to each of the single-family, fully developed, platted and subdivided lots, each within a single family residential subdivision, purchased with the proceeds of Lot Draws under this Loan Agreement.

(pp)         Lot Draws.  The term “Lot Draws” shall mean those certain Draws approved by Lender and made hereunder for which the proceeds are used to purchase single-family, fully developed Lots. Borrower may not make a Lot Draw to purchase a Lot to be held as inventory (either by Borrower or Builder); Lot Draws are only allowed in connection with the construction of Improvements on that Lot immediately after purchase of the Lot.

(qq)         Material Adverse Effect.  The term “Material Adverse Effect” shall mean the effect of any event or condition which, alone or when taken together with other events or conditions occurring or existing concurrently therewith, (i) has a material adverse effect upon the business, operations, Property, condition (financial or otherwise) or business prospects of Borrower; (ii) has any material adverse effect whatsoever upon the validity or enforceability of this Loan Agreement or any of the other Loan Documents; (iii) has or may be reasonably expected to have any material adverse effect upon the value of the whole or any material part of the Property, the liens of Lender with respect to the Property or any material part thereof or the priority of such Liens; (iv) materially impairs the ability of Borrower to perform its obligations under this Loan Agreement, any Guaranty or any of the other Loan Documents, including repayment of the Credit Facility when due; or (v) materially impairs the ability of Lender to enforce or collect the Indebtedness or realize upon any of the Collateral in accordance with the Loan Documents and Applicable Law.

(rr)	(not used)

(ss)          Note.  The term “Note” shall mean the Promissory Note in the amount of the Credit Facility from Borrower to Lender executed in connection herewith, such Note in form and substance as required by Lender, as such may be subsequently modified, amended and extended.

(tt)           Origination Fee.  The term “Origination Fee” shall mean that certain fee payable by Borrower to Lender pursuant to Section 2.7 below.

(uu)         Percentage of Completion.  The term “Percentage of Completion” shall mean the percentage applicable to the Stage at which a particular Unit has been developed at the time of determination (which determination shall be made by Lender in its sole discretion). Lender and Borrower hereby agree that the Percentage of Completion applicable to each Stage of construction of a Unit shall be as provided in Exhibit A attached hereto and made a part hereof.

(vv)	(not used)

(ww)       Permitted Exceptions.  Those restrictive covenants, easements and other matters to which Borrower’s interest in the Property may be subject to that Lender may approve.

(xx)         Person.  The term “Person” shall mean an individual, partnership, limited liability company, corporation, business trust, joint stock company, trust, unincorporated association, joint venture, governmental authority, or other entity of whatever nature.

(yy)         Plans.  The term “Plans” shall mean the final working drawings and specifications for the construction of the Improvements.

(zz)         Property.  The term “Property” shall mean any and all tracts or parcels of land, subdivision lots, and improvements constituting the property described in each Deed of Trust and the other Security Instruments executed in connection with each Loan.

(aaa)        Security Agreement.  The term “Security Agreement” shall mean a Security Agreement granting to Lender a security interest in Collateral for the Credit Facility in addition to any Collateral which is described in a Deed of Trust and covered by the security agreement included therein.

(bbb)       Security Instruments.  The term “Security Instruments” shall mean this Loan Agreement, the Deeds of Trust, the Note, the Guaranty (whether one or more), the Financing Statements, and such other instruments evidencing, securing, or pertaining to the Credit Facility as shall, from time to time, be executed and delivered by Borrower, the Guarantor, or any other party to Lender pursuant to this Loan Agreement, including, without limitation, each Affidavit of Borrower, each Draw Request, and the Approved Budget.

(ccc)	(not used)

(ddd)       Stage.  The term “Stage” shall mean the defined stages in the development of a Unit for purposes of determining the Percentage of Completion of that Unit.

(eee)        Survey.  The term “Survey” shall mean a current, on-the-ground survey of a Lot prepared by a registered public surveyor satisfying the standard underwriting requirements of Lender and/or, at Lender’s sole option, a recorded plat or map of the Property, which such survey, plat or map shall be approved and accepted by all Governmental Authorities having jurisdiction of the Property.

(fff)	(not used)

(ggg)       Termination Date.  The term “Termination Date” shall mean September _____, 2006, provided however if Borrower has not submitted at least one proposed Unit to Lender for financing hereunder, together with the Approved Budget applicable to such Unit and any other documents required hereunder with respect to such Unit, on or before 60 days after the date of this Loan Agreement, then the Termination Date may, at Lender’s sole option, after written notice to Borrower, be 90 days after the date of this Loan Agreement. Upon the Termination Date, Borrower may not submit any further Unit Requests; the only Draws that will be made on or after the Termination Date will be those to complete construction of houses for which Unit Requests were made and approved by Lender prior to the Termination Date.

(hhh)       Title Company.  The term “Title Company” shall mean the Title Company issuing the Title Insurance for the applicable Property in connection with each Loan.

(iii)          Title Insurance.  The term “Title Insurance” shall mean a Mortgagee Policy of Title Insurance, or Mortgagee Title Policy Binder on Interim Construction Loan, as Lender may require, issued by the Title Company acceptable to Lender, naming Lender as the insured party, in the amount of the applicable Maximum Unit Amount (as hereinafter defined) (which may include a rider or endorsement limiting the policy to the aggregate amounts actually advanced thereunder) insuring that the Deed of Trust applicable to each Loan constitutes a valid first lien covering the Property and, subject only to the Permitted Exceptions, issued by the Title Company.

(jjj)          Unit.  The term “Unit” shall mean an improved subdivision Lot in a platted subdivision together with the proposed single family residential dwelling to be constructed thereon, the acquisition of which Lot and/or construction of which dwelling is submitted to Lender for financing pursuant to the terms of this Loan Agreement, and against which Lender holds a lien pursuant to a Deed of Trust.

(kkk)       Unit Approval Period.   The term “Unit Approval Period” shall mean a period of ten (10) business days after Lender’s receipt of a Unit Request and all documents and information required to be submitted with that Unit Request.

(lll)          Unit Request.  The term “Unit Request” shall mean a request for inclusion of the acquisition or development of a Unit, such request to be duly and properly executed by an authorized officer of Borrower, in the form and content approved by Lender and otherwise in accordance with this Loan Agreement.

ARTICLE 2

Establishment of Credit Facility, Limitations

Section 2.1            Credit Facility.  Subject to the terms and conditions of this Loan Agreement, including the limitations on Draws set forth below, Lender hereby establishes a revolving line of credit for Borrower for an amount not to exceed the lesser of:

(a)	$2,000,000.00, or
(b)	The legal lending limits of Lender for loans to Borrower and Guarantor.

Section 2.2            Draws.   Lender agrees to fund Draws to the Borrower from time to time during the period beginning on the date of this Loan Agreement (except that no Draws will be made for the acquisition of Lots or commencement of construction of Improvements on or after the Termination Date). Within the limitations set forth herein, Borrower may borrow, repay, and re-borrow upon Lender’s approval of each Unit Request and Draw Request thereunder. To evidence the Credit Facility and the Draws to be made thereunder, Borrower simultaneously herewith executes and delivers to Lender the Note. As Borrower requests that Lender qualify certain Units for Loans hereunder, Borrower will execute and deliver to Lender a Deed of Trust covering the Unit or Units to be included under the Credit Facility and such other Security Instruments as Lender shall reasonably require. Particular Units will be applied to the Credit Facility through Unit Requests submitted to and approved by Lender. Draws will be made pursuant to Draw Requests submitted to and approved by Lender. Draws applicable to Units which are not Lots shall be used by Borrower solely to pay for costs of the Units and the labor performed and materials furnished in connection with the building, construction and completion of the Improvements thereon.

Section 2.3            Unit Approval.   In each instance in which the Borrower desires to apply a Unit to the Credit Facility, Borrower shall submit a Unit Request to Lender. Each Unit Request must be submitted by Borrower to Lender prior to the Termination Date in the form approved by Lender. Lender shall have the Unit Approval Period in which to review the Unit Request and to determine whether or not to apply the Unit to the Credit Facility, at which point, if the Unit Request is granted, the applicable Unit or Units shall be included in the Credit Facility. With respect to each Unit Request, Lender’s approval of the Unit Request shall be a condition precedent to making any Draws applicable to such Unit(s), and the approval of a Unit Request shall be evidenced only by Lender’s written statement specifying the Maximum Unit Amount for such approved Unit Request and stating that the Unit Request has been approved under this Loan Agreement. If Lender does not deliver oral or written notice of Lender’s disapproval of a Unit Request within the Unit Approval Period, that Unit Request will be deemed to have been approved. If the Unit Request relates to more than one Unit, Lender may approve that Unit Request with respect to one (1) or more Units and disapprove that Unit Request with respect to other Units.

Section 2.4            Approval of Draws.   Each individual Draw Request submitted by Borrower must be approved by Lender and shall be subject to such underwriting and other requirements as either Lender or any applicable Governmental Authority may heretofore or hereafter from time to time establish.

Section 2.5            Limitations on Draws.  In addition to any other limitations set forth in this Loan Agreement, the following provisions shall apply, a breach or violation of any of which shall constitute an Event of Default hereunder and under the Security Instruments:

(a)	(not used)

(b)	(not used)

(c)	(not used)

(d)           Aggregate Fair Market Value for All Units.  In no event shall the total amount of Draws outstanding (i.e., which are included in the Indebtedness) exceed 80% of the Fair Market Value of all Units.

(e)	(not used)

(f)            Speculative Unit.  In no event shall Draws be made which result in more than 6 speculative Units (i.e., Units which are being built for which there is no contract to sell to a third party buyer) being in existence at any given time.

(g)	(not used)

(h)	(not used)

(i)            Individual Unit.  In no event shall the portion of the Credit Facility applied to any single Unit hereunder exceed $650,000.00.

(j)            Maximum Unit Amount.   Lender shall establish the maximum amount of the Drawn Amount for each particular Unit, referred to herein as the Maximum Unit Amount.

Section 2.6            Aggregate Fair Market Value.  The total Drawn Amount with respect to the Credit Facility shall in no event at any time exceed 80% of the cumulative Fair Market Value of all Units relating to the outstanding amount of the Credit Facility.

Section 2.7            Origination Fee.  The Origination Fee shall be an annual, non-refundable fee in the amount of 0.50% of the maximum amount of the Credit Facility, to be paid by Borrower upon the execution of this Loan Agreement. This Origination Fee is consideration for the commitment by Lender to provide the Credit Facility hereunder.

Section 2.8            Interest on the Credit Facility.  Interest provided in the Note shall be calculated on sums actually advanced to Borrower pursuant to the terms thereof and only from the date or dates of such Draws. The unpaid principal amount of the Note outstanding from time to time shall bear interest as set forth therein. All accrued and unpaid interest shall be due and payable monthly in accordance with the Note. The Indebtedness shall be evidenced by the Note, and the respective Loans shall be secured by the Deeds of Trust and such other Security Instruments as Lender may require.

ARTICLE 3

Draws

Section 3.1            Draws for Purchase of Lots.  Draws for the purchase of a Lot will be made by Lender upon compliance by Borrower with this Loan Agreement, but only before actual commencement of construction of any Improvements on that Lot. As noted above, Borrower may not make a Lot Draw to purchase a Lot to be held as inventory (either by Borrower or Builder); Lot Draws are only allowed in connection with the construction of Improvements on that Lot immediately after purchase of the Lot.

Section 3.2	Draws for Improvements.

(a)           Draws for the payment of costs of labor, materials, and services supplied for the construction of the Improvements will be made by Lender upon compliance by Borrower with this Loan Agreement, subject to the following conditions:

(i)            the Deed of Trust must have been executed and recorded prior to actual commencement of construction of any Improvements, and

(ii)           Draws for Improvements will only be made only after actual commencement of construction of the Improvements for work actually done during the preceding period.

From time to time, Borrower shall submit a Draw Request to Lender requesting a Draw for the payment of costs of labor, materials, and services supplied for the construction of the Improvements as specified in the Approved Budget, or for the payment of other costs and expenses incident to the Credit Facility. Lender may require an inspection of and favorable report on the Improvements and review of the Draw Request by the Inspector prior to making any Draw. Draws for payment of costs of construction of the Improvements shall not exceed the costs of labor, materials, and services already incorporated into the Improvements in a manner acceptable to Lender, less

           (i)            the sum of all prior Draws for payment of costs of labor, materials, and services for the construction of the Improvements, and

(ii)	any retainage amounts required by Lender.

(b)           No Draws for a particular Unit shall be made until after Borrower has paid, out of its own funds, the costs equal to the difference between:

(i)            the lesser of (x) the estimated cost of construction of the Improvements per the Approved Budget (together with the cost of the Lot, if applicable) or (y) the Fair Market Value for that Unit, and

(ii)	the amount of the Loan for that Unit.

Borrower will provide to Lender such evidence as Lender may request to evidence that Borrower has paid, out of its own funds, the costs referenced above.

(c)           Each Draw Request shall be submitted by Borrower to Lender within a reasonable time (but not less than 3 days) prior to the date on which a Draw is desired by Borrower, and Lender shall make such Draw no later than 5 days after receipt of a complete Draw Request, subject to Lender’s determination that the Draw Request is complete and acceptable; provided that Lender shall in no event be obligated to make more than 1 Draw per week, and no more than 4 Draws within a 4 week period. Each Draw Request shall be accompanied by the Affidavit of Borrower.

(d)           Lender shall have no obligation to fund a Draw while there exists an Event of Default hereunder or under any of the Loan Documents.

Section 3.3            Conditions to Each Initial Draw.  Lender shall have no obligation to advance any funds to Borrower for either the purchase of a Lot or for construction of Improvements on a particular Lot unless or until each of the following conditions are satisfied:

(a)	There exists no Event of Default hereunder or under any of the Loan Documents.
(b)	A Unit Request has been submitted by Borrower and approved by Lender.
(c)	Borrower has provided Lender the following for each Unit:
(i)	Plans, if requested by Lender
(ii)	Approved Budget
(iii)	Appraisal
(iv)	Sales Contract, if applicable
(v)	Title Insurance
(vi)	Deed of Trust
(vii)	Survey

(viii)        Soils analysis and environmental reports covering the Lot, if requested by Lender

(viii)	Insurance Policies

(d)           Such other documents, instruments, and certificates as Lender may reasonably require from time to time.

Section 3.4            Final Draw for Improvements.  The final Draw for the Improvements on a Lot will not be made until the Lender has received the following:

(e)	There exists no Event of Default hereunder or under any of the Loan Documents.

(a)	At Lender’s option, a final inspection made by third party Inspectors.

(b)           At Lender’s option, evidence that no mechanics’ or materialmen’s liens or other encumbrances have been filed and remain in effect against the Lot.

(c)           At Lender’s option, final lien releases or waivers by Contractor, and all subcontractors, materialmen, and other parties who have supplied labor, materials, or services for the construction of the Improvements, or who otherwise might be entitled to claim a contractual, statutory, or constitutional lien against the Lot.

(d)           At Lender’s option, a Survey of the Lot showing the Improvements thereon as completed in compliance with the Plans.

(e)	At Lender’s option, the Title Insurance shall:

(a)      (i)      if issued as a mortgagee policy, be endorsed removing any exception for pending disbursements or

(b)      (ii)      if issued as an interim binder, either extended (if necessary) or converted to a mortgagee policy.

At no time shall Borrower be entitled to any Draw if, in the reasonable judgment of the Lender, it appears that after such Draw the remaining undisbursed portion of the Credit Facility applicable to the Unit related to such Draw will be insufficient to complete the Improvements on such Unit in accordance with the Plans therefor and to pay for all labor and material, until such time as the Borrower shall have reduced the principal balance of the Loan for that Unit to an amount which leaves the then unfunded and available amount under that Loan sufficient to complete the applicable Improvements.

ARTICLE 4

Repayment of Credit Facility

The Indebtedness shall be repaid in accordance with the terms below:

Section 4.1            Accrued Interest.  Accrued interest shall be payable monthly in accordance with the terms of the Note.

Section 4.2            Draws.  Draws shall be repaid upon the earlier to occur of (i) the sale of the Lot or Unit, as applicable, or (ii) the dates set forth below. To obtain a release of a Deed of Trust or other lien, Borrower shall pay in full the outstanding amount of all Draws applicable to such Property.

(a)           Draws on Lots Without Commencement of Construction.  It is not the intent of this Loan Agreement that Lender fund a Lot Draw unless Borrower actually constructs Improvements on the Lot. If Borrower or Builder does not commence construction within 5 days after the Lot Draw, Lender shall have no obligation to fund Draws for Improvements to the Lot, and the entire Lot Draw shall be repaid by Borrower to Lender on or before 5 days following the date of the Lot Draw.

(b)           Principal Draws for Units. Draws for construction of Units shall be due and payable on or before the 1st day of the month following 12 months after the date of the initial Draw for such Unit. For example, if the initial Draw occurred on April 15, the entire amount of Draws shall be due on May 1 of the following year.

(c)	(not used)

Section 4.3            Release Price for Units.   Provided there is no Event of Default on the date on which Borrower requests a release of the Deed of Trust on a particular Unit, Lender agrees to release its Deed of Trust lien on a Unit upon the payment of (i) all accrued unpaid interest on the Credit Facility allocable to the outstanding Draws for that Unit, plus (ii) the outstanding Draws applicable to that Unit.

ARTICLE 5

Affirmative Covenants and Agreements of Borrower

Borrower covenants and agrees that, as long as the Credit Facility or any part thereof is outstanding, unless otherwise allowed by written instrument of Lender:

Section 5.1	(not used)

Section 5.2            Commencement of Construction.  Prior to the recordation of the Deed of Trust for a Loan, no work of any kind (including the destruction or removal of any existing improvements, site work, clearing, grubbing, draining, or fencing of the Lot) shall have commenced or shall have been performed on the Lot, no equipment or material shall have been delivered to or upon the Lot for any purpose whatsoever, and no contract (or memorandum or affidavit thereof) for the supplying of labor, materials, or services for the construction of the Improvements shall have been recorded in the mechanic’s lien or other appropriate records in the county where the Lot is located. Further, no affidavit of commencement showing a commencement date prior to the recordation of the Deed of Trust shall be filed in the records of the county in which the Lot is located. Construction must commence on a Lot within 90 days after the Lot Draw. If construction has not commenced on a Lot within 90 days after the Lot Draw and Borrower delivers to Lender, prior to the expiration of said 90 day period, a notice that Borrower will not commence construction within said 90 period and requesting an extension of the 90 day period, Borrower will be given an additional 30 days after the expiration of the 90 day period to commence construction.

Section 5.3            Compliance with Governmental Requirements.  Borrower shall timely comply with all Governmental Requirements and deliver to Lender evidence thereof. Borrower assumes full responsibility for the compliance of the Plans and the Property with all Governmental Requirements and with sound building and engineering practices, and, notwithstanding any approvals by Lender, Lender shall have no obligation or responsibility whatsoever for the Plans or any other matter incident to the Property or the construction of the Improvements. Immediately upon Borrower’s receipt of any notice from a Governmental Authority of noncompliance with any Governmental Requirements, Borrower shall provide Lender with written notice thereof.

Section 5.4            Construction of the Improvements.  Borrower shall construct the Improvements with diligence and continuity, in a good and workmanlike manner, and in accordance with sound building and engineering practices, all applicable Governmental Requirements, and the Plans. Borrower shall not stop work for more than 45 cumulative days without the prior written consent of Lender; provided, however, the days during which there is no construction by reason of Force Majeure shall not be counted towards the 45 days.

Section 5.5            Correction of Defects.  Borrower shall, within 30 days after the occurrence of any of the following, correct or cause to be corrected (a) any material defect in the Improvements, (b) any material departure in the construction of the Improvements from the Plans or Governmental Requirements, or (c) any encroachment by any part of the Improvements on any easement, property line, or restricted area, or any encroachment by any such structure on any building line.

Section 5.6            Storage of Materials.  Borrower shall cause all materials supplied for, or intended to be utilized in, the construction of the Improvements, but not affixed to or incorporated into the Improvements, to be stored on the Lot or at such other location as may be approved by Lender in writing, with adequate safeguards, as required by Lender, to prevent loss, theft, damage, or commingling with other materials or projects.

Section 5.7            Inspection of the Property.  Borrower shall permit Lender and any Governmental Authority, and their agents and representatives, to enter upon the Lots and any location where materials intended to be utilized in the construction of the Improvements are stored, at all reasonable times.

Section 5.8            Notices by Governmental Authority, Casualty, Condemnation.  Borrower shall timely comply with and promptly furnish to Lender true and complete copies of any notice or claim by any Governmental Authority pertaining to the Property. Borrower shall promptly notify Lender of any fire or other casualty or any notice of taking or eminent domain action or proceeding affecting the Property, or the threat of any such action or proceeding of which Borrower becomes aware.

Section 5.9	(not used)

Section 5.10          Application of Draws.  Borrower shall disburse all Draws for payment of costs and expenses specified in the Approved Budget, and for no other purpose.

Section 5.11          Reduction of Loan Balance.  If Lender reasonably determines at any time that the unadvanced portion of a Loan will be insufficient for payment in full of (a) costs of labor, materials, and services required for the construction of the Improvements in connection with that Loan, (b) other costs and expenses specified in the Approved Budget, (c) interest from time to time owing or to become owing on the Loan, and (d) other costs and expenses required to be paid in connection with the construction of the Improvements in accordance with the Plans, any Governmental Requirements, or the requirements of any lessee, if applicable, then Borrower shall, on request of Lender, reduce the principal balance of the Loan for that Unit to an amount which leaves the then unfunded and available amount under that Loan sufficient to complete the applicable Improvements. Borrower shall promptly notify Lender in writing if and when the cost of the construction of the Improvements exceeds, or appears likely to exceed, the amount of the unadvanced portion of the Loan.

Section 5.12          Direct Disbursement and Application by Lender.  After 10 days’ notice to Borrower of its intent to do so, Lender shall have the right, but not the obligation, to disburse and directly apply the proceeds of any Draw to the satisfaction of any of Borrower’s obligations hereunder or under any of the other Loan Documents. Any Draw by Lender for such purpose shall be part of the Loan and shall be secured by the Loan Documents. Borrower hereby authorizes Lender to hold, use, disburse, and apply the Loan for payment of costs of construction of the Improvements, expenses incident to the Loan and the Property, and the payment or performance of any obligation of Borrower hereunder or under any of the other Loan Documents. Borrower hereby assigns and pledges the proceeds of the Loan to Lender for such purposes. Lender may advance and incur such expenses as Lender deems necessary for the completion of construction of the Improvements and to preserve the Property, and any other security for the Loan, and such expenses, even though in excess of the amount of the Loan, shall be secured by the Loan Documents and payable to Lender. Lender may disburse any portion of any Draw at any time, and from time to time, to persons other than Borrower for the purposes specified in this Section 4.11 irrespective of the provisions of Section 2.03 hereof, and the amount of Draws to which Borrower shall thereafter be entitled shall be correspondingly reduced.

Section 5.13          Costs and Expenses.  Borrower shall pay when due all costs and expenses required by this Loan Agreement, including, without limitation, (a) all taxes and assessments applicable to the Property, (b) all fees for filing or recording the Loan Documents, (c) all fees and commissions lawfully due to brokers, salesmen, and agents in connection with the Loan, or the Property, (d) all fees and expenses of counsel to Lender, (e) all title insurance and title examination charges, including premiums for the Title Insurance, (f) all hazard and similar insurance premiums, (g) all survey costs and expenses, including the cost of the Survey, (h) all Appraisal fees, (i) all premiums for the Insurance Policies, and (j) all other costs and expenses payable to third parties incurred by Lender in connection with the consummation of the transactions contemplated by this Loan Agreement, including all expenses of Lender in connection with the underwriting, closing, servicing or collection of the Credit Facility. All expenses shall be paid by Borrower promptly at the time owing, including expenses incurred in connection with proposed Loans denied by Lender. Lender shall be paid an inspection fee of $25.00 per house. Borrower shall provide a flood certification for each house; such certifications shall be ordered by Lender and the cost thereof shall not exceed $8.00 per house. In lieu of a flood certification for each house, Borrower may provide, if available, a flood certificate for each entire subdivision.

Section 5.14          Additional Documents.  Borrower shall execute and deliver to Lender, from time to time as requested by Lender, such other documents as shall reasonably be necessary to provide the rights and remedies to Lender granted or provided for by the Loan Documents.

Section 5.15          Inspection of Books and Records.  Borrower shall permit Lender, at all reasonable times, to examine and copy the books and records of Borrower pertaining to the Credit Facility and the Property, and all contracts, statements, invoices, bills, and claims for labor, materials, and services supplied for the construction of the Improvements.

Section 5.16          Accounting Records.  Borrower shall maintain a standard and modern system for accounting in accordance with generally accepted accounting principles consistently applied throughout all accounting periods.

Section 5.17          No Liability of Lender.  Lender shall have no liability, obligation, or responsibility whatsoever with respect to the construction of the Improvements except to advance the Credit Facility pursuant to this Loan Agreement. Lender shall not be obligated to inspect the Property or the construction of the Improvements, nor be liable or responsible for any defect in the Property or the Improvements by reason of inspecting same, nor be liable for the performance or default of Borrower, or any architect, Contractor, or any other party, or for any failure to construct, complete, protect, or insure the Improvements, or for the payment of costs of labor, materials, or services supplied for the construction of the Improvements, or for the performance of any obligation of Borrower whatsoever. Nothing, including without limitation any Draw or acceptance of any document or instrument, shall be construed as a representation or warranty, express or implied, to any party by Lender.

Section 5.18          No Conditional Sale Contracts, Etc.  No materials, equipment, or fixtures shall be supplied, purchased, or installed for the construction or operation of the Improvements pursuant to security agreements, conditional sale contracts, lease agreements, or other arrangements or understandings whereby a security interest or title is retained by any party or the right is reserved or accrues to any party to remove or repossess any materials, equipment, or fixtures intended to be utilized in the construction or operation of the Improvements.

Section 5.19          Defense of Actions.  Lender may (but shall not be obligated to) commence, appear in, or defend any action or proceeding purporting to affect the Credit Facility, the Property, or the respective rights and obligations of Lender and Borrower pursuant to this Loan Agreement. Lender may (but shall not be obligated to) pay all necessary expenses, including attorneys’ fees and expenses incurred in connection with such proceedings or actions, which Borrower agrees to repay to Lender.

Section 5.20          Assignment of Plans.  As additional security for the payment of the Loan, Borrower hereby transfers and assigns to Lender all of Borrower’s right, title, and interest in and to the Plans and hereby represents and warrants to and agrees with Lender as follows:

(a)           The Plans for each Unit delivered to Lender from time to time is a complete and accurate description of the Plans for that particular Unit.

(b)	The Plans are complete and adequate for the construction of the Improvements.

(c)           Lender may use the Plans for any purpose relating to the Improvements, including but not limited to inspections of construction and the completion of the Improvements.

(d)            Lender’s acceptance of this assignment shall not constitute approval of the Plans by Lender. Lender has no liability or obligation whatsoever in connection with the Plans and no responsibility for the adequacy thereof or for the construction of the Improvements contemplated by the Plans. Lender has no duty to inspect the Improvements, and, if Lender should inspect the

Improvements, Lender shall have no liability or obligation to Borrower arising out of such inspection. No such inspection nor any failure by Lender to make objections after any such inspection shall constitute a representation by Lender that the Improvements are in accordance with the Plans or constitute a waiver of Lender’s right thereafter to insist that the Improvements be constructed in accordance with the Plans.

(e)           This assignment shall inure to the benefit of Lender, its successors and assigns, including any purchaser upon foreclosure of a Deed of Trust, any receiver in possession of the Property, and any corporation formed by or on behalf of Lender which assumes Lender’s rights and obligations under this Loan Agreement.

(f)            Upon Lender’s request, Borrower shall provide a complete copy of the Plans for a Unit to Lender.

Section 5.21          Payment of Claims.  Borrower shall promptly pay or cause to be paid when due all costs and expenses incurred in connection with the construction of the Improvements, and Borrower shall keep the Property free and clear of any lien, charge, or claim other than the encumbrances of the Deed of Trust and other liens approved in writing by Lender. Notwithstanding anything to the contrary contained in this Loan Agreement, Borrower (a) may contest the validity or amount of any claim of any contractor, consultant, architect, or other person providing labor, materials, or services with respect to the Property, (b) may contest any tax or special assessments levied by any Governmental Authority, and (c) may contest the enforcement of or compliance with any Governmental Requirements. Such contest on the part of Borrower shall not be a default hereunder and shall not release Lender from its obligations to make Draws if each of the following conditions are met:

(a)	Borrower immediately notifies Lender of any such contest by Borrower,

(b)           if requested by Lender, during the pendency of any such contest Borrower furnishes to Lender and Title Company an indemnity bond with corporate surety satisfactory to Lender and Title Company or other security acceptable to them in an amount equal to the amount being contested plus a reasonable additional sum to cover possible costs, interest, and penalties, and

(c)           Borrower shall pay any amount adjudged by a court of competent jurisdiction to be due, with all costs, interest, and penalties thereon, before such judgment becomes a lien on the Property.

Section 5.22          Restrictions and Annexation.  Borrower shall not impose any restrictive covenants, easements or other encumbrances upon the Property, execute or file any subdivision plat affecting the Property, or consent to the annexation of the Property to any city without the prior written consent of Lender.

Section 5.23	(not used)

Section 5.24          Financial Reports.   For purposes of this paragraph, “financial statements” shall include balance sheets, statements of income and expenses (and retained earnings, if applicable), and cash flow statements. All financial statements delivered hereunder shall be prepared on the basis of GAAP applied on a basis consistent. Borrower shall provide the following:

(a)           On or before the 60 days after the end of each fiscal year of Borrower and each Guarantor, copies of Borrower’s and Guarantor’s unaudited financial statements.

(b)           On or before the 30 days of each calendar quarter, unaudited financial statements of Borrower.

(c)           On or before the 30 days of each calendar quarter, an Inventory Status Report covering the previous 3-month period.

(d)           On or before 30 days after completion, copies of all (i) Federal income tax returns for Borrower and Guarantor, certified by Borrower and Guarantor respectively to be true and correct, and (ii) extensions of time to file Federal income tax returns.

(e)	Such other financial statements and information as Lender may from time to time request.
Section 5.25	(not used)

Section 5.26          Construction Reports.  Upon request of Lender, Borrower will furnish Lender statements, if form satisfactory to Lender, itemizing the stage of completion of all Units, including the cost of Improvements made to date and the estimated remaining costs of completion of the Improvements.

Section 5.27          Tax Receipts.  All taxes, levies, and assessments of whatever description will be paid by Borrower before interest or penalties accrue thereon, unless the same is being contested in good faith by appropriate proceedings. Upon request of Lender, Borrower shall furnish Lender with receipts or tax statements marked “Paid” to evidence the payment of all taxes levied on the Property on or before 30 days prior to the date such taxes become delinquent.

Section 5.28	(not used)

Section 5.29          Loan Participations. Borrower acknowledges and agrees that Lender may, from time to time, sell or offer to sell interests in the Loan and the Loan Documents to one or more participants. Borrower authorizes Lender to disseminate any information it has pertaining to the Loan, including, without limitation, complete and current credit information on Borrower, any of its principals and any Guarantor, to any such participant or prospective participant.

Section 5.30          Notice of Litigation, Claims, and Financial Change.  Borrower shall promptly inform Lender of (a) any litigation against Borrower or any Guarantor or affecting the Property, which, if determined adversely, might have a material adverse effect upon the financial condition of Borrower or any Guarantor or upon the Property, or might cause an Event of Default, (b) any claim or controversy which might become the subject of such litigation, and (c) any material adverse change in the financial condition of Borrower or any Guarantor. For purposes of the conditions stated in (a) through (c) in this Section 5.30, a “material adverse effect” or “material adverse change” shall be deemed to exist or have occurred when (1) there has been a decline of 15% or more in the tangible net worth of Borrower or any Guarantor as shown on the Financial Statements delivered to Lender in connection with the Loan or (2) actual sources and uses of funds for any twelve-month period adversely vary by 15% or more with the pro forma sources and uses of funds statement submitted for such period.

Section 5.31          No Occupancy Contrary to Builder’s Risk Policy.  The Improvements shall not be occupied until Borrower has obtained and furnished to Lender a “permission to occupy” endorsement to the builder’s risk insurance policy, which endorsement is satisfactory to Lender, or Borrower has obtained replacement coverage in the form of an all-risk insurance policy upon the completed Improvements, which policy will not be impaired by the occupancy of the Improvements and is satisfactory to Lender.

Section 5.32          Hold Harmless.  Borrower shall defend, at its own cost and expense, and hold Lender harmless from, any proceeding or claim in any way relating to the Property or the Loan Documents. All costs and expenses incurred by Lender in protecting its interests hereunder, including all court costs and attorneys’ fees and expenses, shall be borne by Borrower. The provisions of this Section shall survive the payment in full of the Loan and all other Indebtedness secured by the Security Instruments and the release of the Deeds of Trust as to events occurring and causes of action arising before such payment and release.

Section 5.33          Further Assurances.  At its costs and expense, upon request of Lender, Borrower will duly execute and deliver or cause to be duly executed and delivered, to Lender such further instruments, documents, certificates, financing and continuation statements, and do and cause to be done such further acts that may be reasonably necessary or advisable in the opinion of Lender to carry out more effectively the provisions and purposes of this Loan Agreement and the other Loan Documents.

Section 5.34	Hazardous Materials; Indemnification.

(a)           Borrower agrees to (i) give notice to Lender immediately upon Borrower’s acquiring knowledge of the presence of any Hazardous Materials on the Property or of any Hazardous Materials Contamination with a full description thereof; (ii) promptly, at Borrower’s sole cost and expense, comply with any Governmental Requirements requiring the removal, treatment or disposal of such Hazardous Materials or Hazardous Materials Contamination and provide Lender with satisfactory evidence of such compliance; and (iii) provide the Lender, within 30 days after demand by Lender, with a bond, letter of credit or similar financial assurance evidencing to Lender’s satisfaction that the necessary funds are available to pay the cost of removing, treating and disposing of such Hazardous Materials or Hazardous Materials Contamination and discharging any assessments which may be established on the Property as a result thereof.

(b)           Borrower shall not cause or suffer any liens to be recorded against the Property as a consequence of, or in any way related to, the presence, remediation or disposal of Hazardous Material in or about the Property, including any state, federal or local so-called “Superfund” lien relating to such matters.

(c)           Borrower shall at all times retain any and all liabilities arising from the presence, handling, treatment, storage, transportation, removal or disposal of Hazardous Materials on the Property. Regardless of whether any Event of Default shall have occurred and be continuing or any remedies in respect of the Property are exercised by Lender, Borrower shall defend, indemnify and hold harmless Lender from and against any and all liabilities (including strict liability), suits, actions, claims, demands, penalties, damages (including, without limitation, lost profits, consequential damages, interest, penalties, fines and monetary sanctions), losses, costs or expenses (including, without limitation, attorneys’ fees and expenses, and remedial costs) (the foregoing are hereinafter collectively referred to as “Liabilities”) which may now or in the future (whether before or after the culmination of the transactions contemplated by this Loan Agreement) incurred or suffered by Lender by reason of, resulting from, in connection with, or arising in any manner whatsoever out of the breach of any warranty or covenant or the inaccuracy of any representation of Borrower contained or referred to in this Section or in a Deed of Trust or which may be asserted as a direct or indirect result of the presence on or under, or escape, seepage, leakage, spillage, discharge, emission, or release from the Property of any Hazardous Materials or any Hazardous Materials Contamination or arise out of or result from the environmental condition of the Property or the applicability of any Governmental Requirements relating to Hazardous Materials, whether or not occasioned wholly or in part by any condition, accident or event caused by any act or omission of Lender.

Such Liabilities shall include, without limitation: (i) injury or death to any person; (ii) damage to or loss of the use of any property; (iii) the cost of any demolition and rebuilding of the Improvements, repair or remediation and the preparation of any activity required by any Governmental Authority; (iv) any lawsuit brought or threatened, good faith settlement reached, or governmental order relating to the presence, disposal, release or threatened release of any Hazardous Material on, from or under the Property; and (v) the imposition of any lien on the Property arising from the activity of Borrower or Borrower’s predecessors in interest on the Property or from the existence of Hazardous Materials or Hazardous Materials Contamination upon the Property.

The covenants and agreements contained in this Section shall survive the consummation of the transactions contemplated by this Loan Agreement.

If Lender shall become aware of a breach of the covenants and agreements in this Article 5, Lender agrees to use its good faith efforts to notify Borrower of such breach. However:

(a)           Lender shall be under no duty of inquiry to determine whether such a breach has occurred,

(b)           the knowledge by Lender of a breach, and/or the failure by Lender to give any such notice, shall not constitute a waiver of such breach, and such breach shall constitute an Event of Default hereunder,

(c)	Lender shall have no liability whatsoever for failing to give such notice.

ARTICLE 6

Negative Covenants of Borrower

Borrower covenants and agrees that on and after the Effective Date, while any part of the Indebtedness remains unpaid, Borrower shall not, without the written consent of Lender:

Section 6.1            Reorganizations, Acquisitions, Change of Name.  Merge or consolidate with or into any partnership, trust, or corporation or other entity whatsoever.

Section 6.2            Management: Ownership.  Except in the case of unforeseen death, disability, or other similar emergency, make any significant change in its structure or management.

ARTICLE 7

Conditions Precedent

Notwithstanding any other terms of this Agreement, Lender will not be required to make any Loan to Borrower unless the following conditions have been met on or before the date hereof (the “Effective Date”) and are also met on the date of each Draw, except as noted herein.

Section 7.1            Subdivision Approval.  Each subdivision in which any Unit is to be acquired or constructed for which a Unit Request is made must be approved by Lender.

Section 7.2            Loan Documents.  All of the Loan Documents have been executed by Borrower, the Guarantor, or other applicable persons or entities, and delivered to Lender.

Section 7.3	Evidence of Authority, etc. Lender will have received:

(a)           For Borrower, a copy of the (i) current Certificate of Limited Partnership on file with the Texas Secretary of State, (ii) filing letter from the Secretary of State acknowledging receipt of the Certificate of Limited Partnership, and (iii) limited partnership agreement.

(b)           For the General Partner of Borrower, a copy of the (i) Certificate of Incorporation from the Secretary of State, (ii) Articles of Incorporation, and (iii) Bylaws.

(c)           Signature and incumbency certificates with respect to the officers executing this Agreement, and the other Loan Documents.

(d)           Certified copy of the corporate action taken by the General Partner of Borrower authorizing execution, delivery and performance of this Agreement and the other Loan Documents.

Section 7.4            Representations True.  The representations and warranties contained in this Loan Agreement and in any other Loan Document are true; there is not then in existence any Event of Default hereunder or any event which upon the service of notice or passage of time would constitute an Event of Default hereunder; there is not any suit or proceeding at law or in equity or of any governmental authority instituted or, to the Best Knowledge of Borrower, threatened which in either case would materially adversely affect the financial condition of Borrower or the Property.

Section 7.5	(not used)

Section 7.6            Material Adverse Change.  No material adverse change will have occurred in the business, operations, financial condition or prospects of Borrower or the Collateral.

Section 7.7            Due Diligence: UCC Filings and Searches.  Lender will, to its satisfaction, have completed and received:

(a)           All audits, inspections, examinations and surveys deemed necessary in the sole, absolute discretion of Lender with respect to the Property and the financial and business condition of Borrower.

(b)           At Lender’s option, confirmation of UCC-1 Financing Statements describing the Property having been filed in the proper places in each jurisdiction designated by Lender.

(c)           At Lender’s option, UCC and other record searches acceptable to Lender showing the first priority of Lender’s security interest in the Property.

ARTICLE 8

Representations and Warranties of Borrower

Borrower makes the following representations and warranties to Lender. Each Draw Request shall constitute a reaffirmation that the representations and warranties above are true and correct at that time.

Section 8.1	Organization, Corporate Authority and Qualifications.

(a)           Organization, Power and Authority.  Borrower is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware, and is duly qualified to transact business or own real property in Texas. Borrower has the power and authority to execute, deliver and perform this Loan Agreement and the Loan Documents. The person signing this Loan Agreement and the Loan Documents on behalf of Borrower has full authority to execute the same on behalf of said entity, and to bind said entity to the terms thereof.

(b)           Valid and Binding Obligation.  All of the Loan Documents, and all other documents referred to herein to which Borrower or Guarantor is a party, upon execution and delivery will constitute valid and binding obligations of Borrower and Guarantor, enforceable in accordance with their terms except as limited by applicable bankruptcy and other debtor relief laws.

(c)           Suits, Actions, Etc.  There are no material actions, suits, or proceedings pending or to the Best Knowledge of Borrower threatened in any court or before or by any Governmental Authority against or affecting Borrower, Guarantor, or the Property, or involving the validity, enforceability, or priority of any of the Loan Documents, at law or in equity, except as previously disclosed to Lender in writing. The consummation of the transactions contemplated hereby, and the performance of any of the terms and conditions hereof and of the other Loan Documents, will not result in a breach of, or constitute a default in, any mortgage, deed of trust, lease, promissory note, loan agreement, credit agreement, partnership agreement, or other agreement to which Borrower or Guarantor is a party or by which Borrower or Guarantor may be bound or affected. Neither Borrower nor any Guarantor is in default of any order of any court or any requirement of any Governmental Authority.

(d)           Title to the Property.  Borrower or Builder, as applicable, will hold and will hold full legal and equitable title to the Property, subject only to title exceptions set forth in the Title Insurance.

Section 8.2            Authorization and Compliance with Laws and Material Agreements.  The execution, delivery and performance of this Loan Agreement and the Loan Documents, and the borrowings hereunder, by Borrower have been duly authorized by all requisite corporate action on the part of Borrower and will not violate the partnership agreement of Borrower and will not violate any provision of law, or order of any court or governmental agency affecting Borrower in any respect, and will not conflict with, result in a breach of the provisions of, constitute a default under, or result in the imposition of any lien, charge, or encumbrance upon any assets of Borrower pursuant to the provisions of any indenture, mortgage, deed of trust, franchise, permit, license, note or other agreement or instrument to which Borrower may be bound. No approval or consent from any Governmental Authority or other third party is required in connection with the execution of or performance under this Loan Agreement and the Loan Documents by Borrower.

Section 8.3            Valid and Binding Obligation.  All of the Loan Documents to which Borrower is a party, will upon execution and delivery by such party, constitute a valid binding obligation of Borrower, enforceable in accordance with their respective terms.

Section 8.4            Financial Condition.  The balance sheets and statements of income and retained earnings of Borrower, heretofore furnished to Lender, are complete and correct and fairly represent the financial condition of Borrower as at the dates of said financial statements and the results of their operations for the periods ending on said dates. Borrower has no material contingent obligations, liabilities for taxes, long-term leases, or unusual forward or long-term commitments not disclosed by, or reserved against in, said balance sheets or the notes thereto; and at the present time, there are no material realized or anticipated losses from any unfavorable commitments of Borrower. Said financial statements were prepared in accordance with GAAP consistently maintained throughout the periods involved. Since the date of the latest of such statements, there has been no material adverse change in the financial condition of Borrower from that set forth in said balance sheets as at that date.

Section 8.5            Litigation and Judgments.  There are no suits or proceedings pending, or, to the Best Knowledge of Borrower, threatened, against or affecting Borrower that, if adversely determined, would have a Material Adverse Effect on the financial condition or business of Borrower or on the Property; and there are no proceedings by or before any governmental commission, board, bureau, or other administrative agency pending or to the Best Knowledge of Borrower, threatened against Borrower, which if adversely determined, would have a Material Adverse Effect on the business, properties, condition, financial or otherwise of Borrower. There are no outstanding judgments (final or otherwise) against Borrower.

Section 8.6            Title to and Perfection of Security Interest in Property.  Borrower is or will be the owner of all the Property, free and clear of all liens, security interests, and encumbrances other than those in favor of Lender, and will execute all such financing statements or other documents and take such actions as Lender may deem necessary or desirable to evidence or perfect its first and prior security interest and lien in the Property under the Loan Documents.

Section 8.7            No Other Financing Statements.  No UCC-1 or other financing statement covering any assets owned by Borrower to be pledged as Collateral to Lender have been executed or is on file in any public office.

Section 8.8            Purpose of Borrower; Use of Proceeds.  Borrower has entered into this Loan Agreement for legitimate purposes, and will use the proceeds of the Loans exclusively for the construction of single family residences.

Section 8.9            Ownership of Properties; Liens.  Borrower has good and indefeasible title or valid leasehold interests in all its significant or material properties and assets, real and personal, which are owned or used in connection with its products or services, and none of such properties or assets or leasehold interests of Borrower are subject to any mortgage, pledge, security interest, encumbrance, lien or charge of any kind which would materially restrict the manner in which Borrower uses or intends to use such property.

Section 8.10          Zoning.  All Property is and will be zoned under applicable zoning laws so as to permit the construction, operation and use of the Improvements as single family residences. Adequate water, telephone, gas and electrical service, storm and sanitary sewage facilities and any other required public utilities are available for and service the Property. The Property fronts on and has adequate access to public streets for pedestrian and motor vehicles. To the Best Knowledge of Borrower, construction of the Improvements and operation of the Property will not be delayed or impeded by virtue of the requirements under any applicable laws, rules or regulations. To the Best Knowledge of Borrower, upon completion of the construction of the Improvements, the Property will comply with all Governmental Requirements.

Section 8.11          Taxes.  Borrower has filed all federal and state tax returns or reports required of Borrower, including but not limited to income, franchise, employment and sales taxes, and have paid or made adequate provision for the payment of all taxes which have become due pursuant to such returns or reports or pursuant to any assessment which has been received, none of such being outstanding and unpaid, and

Borrower knows of no pending investigations of Borrower by any taxing authority, nor of any material pending but unassessed tax liability.

Section 8.12          Compliance with Laws.  Except to the extent that failure to comply would not have a Material Adverse Effect, Borrower has complied with all applicable laws, ordinances, statutes, rules, regulations, orders, injunctions, writs or decrees (collectively, “Laws”) or any agreements, contracts and understandings, and all agreements and understandings, written or oral, to which it is party.

Section 8.13          No Materially Adverse Agreements.  Borrower is not a party to any agreement which in the opinion of Borrower does or will materially and adversely affect the business, operations or condition, financial or otherwise, of Borrower.

Section 8.14          Default.  Borrower is not in default in any material respect under the provisions of any instrument evidencing any material obligation, indebtedness or liability of Borrower, or of any agreement relating thereto, or under any order, writ, injunction, or decree of any court, or in default under or in violation of any order, regulation, or demand of any governmental instrumentality which default or violation might have consequences which would have a Material Adverse Effect on the business, financial condition, or properties of Borrower.

Section 8.15          Misrepresentation.  There is no fact which Borrower has failed to disclose to Lender, which materially and adversely affects nor, so far as Borrower can now foresee, is reasonably likely to have a Material Adverse Effect on the business, operation, properties, profits, or condition of Borrower or the Property, or the ability of Borrower to perform this Loan Agreement.

Section 8.16          Environmental Liabilities.  To the Best Knowledge of Borrower, there is no Hazardous Material on or in the Property, nor is there any Hazardous Material being released or threatened to be released from or on any Property. To the Best Knowledge of Borrower, (i) no part of the Property has ever been used as a manufacturing, storage or dump site for Hazardous Material, nor is any part of the Property affected by any Hazardous Material contamination; (ii) no real estate adjoining the Property has ever been used as a manufacturing, storage or dump site for Hazardous Material; and (iii) no real estate adjoining the Property is affected by Hazardous Material contamination. To the Best Knowledge of Borrower, no report, analysis, study or other document exists. Further, no communications have been received by Borrower asserting that Hazardous Material contamination exists on the Property or identifying any Hazardous Material as being located upon or released on or from the Property. These representations shall apply and be deemed to have been made immediately upon Borrower’s acquisition of any Property.

ARTICLE 9

Events of Default

Section 9.1            Events of Default. The occurrence of any one or more of the following events shall constitute an “Event of Default”:

(a)           Payment of Loan.  Failure to make any payments of principal or interest when and as due under the Note or other instruments evidencing the Credit Facility, whether by acceleration or otherwise, and such default continues for a period of 10 calendar days after Lender has sent written notice of such nonpayment to Borrower, which notice shall be deemed effective upon deposit into the custody of the U.S. Postal Service.

(b)           Payment of Other Obligations.  Failure to pay, when due, any other monetary obligation under the Deeds of Trust, and such default continues for a period of 10 calendar days after Lender has sent written notice of such nonpayment to Borrower, which notice shall be deemed effective upon deposit into the custody of the U.S. Postal Service;

(c)	(not used)

(d)           Failure to Maintain Title Insurance.   If Lender permits the Title Insurance for any Loan to be in the form of an interim construction binder, the failure by Borrower to maintain such binder in effect by any necessary extensions.

(e)	(not used)

(f)            Misrepresentations.  Any representation, warranty or other statement made or furnished to Lender by or on behalf of Borrower in this Loan Agreement, any of the other Loan Documents or any instrument, certificate or financial statement furnished in compliance with or in reference thereto proves to have been false, misleading or erroneous in any material respect.

(g)           Cessation of Construction.  After construction of Improvements of a Unit commences, the cessation of the construction of the Improvements of that Unit for more than 45 cumulative days without the prior written consent of Lender; provided, however, the days during which there is no construction by reason of Force Majeure shall not be counted towards the 45 days.

(h)           Compliance with Plans, etc.   A failure of the construction of the Improvements or any of the materials supplied therefor to materially comply with the Plans, and Governmental Requirements or the requirements of Lender.

(i)            Compliance with Governmental Requirements.   A failure to materially comply with all Governmental Requirements, including without limitation the federal Interstate Land Sales Act, 12 USC Section 1701, et seq., if applicable.

(j)            Conditions Precedent to Draw.   An inability of Borrower to satisfy any condition specified herein as precedent to the obligation of Lender to fund a Draw after a Draw Request has been submitted by Borrower to Lender.

(k)	Bankruptcy, Insolvency, etc. The occurrence of any of the following:

            (i)    The appointment of a receiver, trustee, custodian, conservator, or liquidator, or other similar official for any member of Borrower or Builder, any of its property, or any other property of Borrower or Builder.

            (ii)    Borrower or Builder shall generally not pay its debts as they become due or shall admit in writing an inability to pay its debts, or shall make a general assignment for the benefit of creditors.

            (iii)    Borrower or Builder shall commence any case, proceeding or other action seeking relief, reorganization, arrangement, adjustment, liquidation, dissolution or composition of Borrower or its respective debts under any debtor relief laws.

            (iv)    Any case, proceeding or other action is commenced against Borrower or Builder seeking to have an order for relief entered against Borrower or Builder, as debtor, or seeking a reorganization, arrangement, adjustment, liquidation, dissolution or composition of Borrower or Builder or its respective debts under any debtor relief laws, or seeking an appointment of a receiver, trustee, custodian or other similar official for Borrower or Builder or for all or any of its property, or any other property of Borrower or Builder and such case, proceeding or other action: (i) results in the entry of an order for relief against Borrower or Builder and (ii) remains undismissed for a period of 30 days after commencement.

        (v)     Borrower or Builder shall have concealed, removed or permitted to be concealed or removed, any part of its property, with intent to hinder, delay or defraud any of its creditors; or made or suffered a transfer of any of its property which may be fraudulent under any bankruptcy, fraudulent conveyance or similar law; or shall have made any transfer of its property to or for the benefit of a creditor at a time when other creditors similarly situated have not been paid (unless adequate provision in cash has been made for payment of the similar claim); or shall have suffered or permitted, while insolvent, any creditor to obtain a lien upon any of the Collateral through legal proceedings which is not vacated within 30 days.

        (vi)    Borrower or Builder shall have suffered (i) a casualty as to any material asset or assets used in the conduct of its business which is not, except for deductibles reasonably acceptable to Lender, fully covered by insurance or (ii) a material adverse change in the business, properties, conditions, financial or otherwise of Borrower, Builder or any Guarantor.

(l)            Challenge to Agreement.  Borrower or Builder shall challenge or contest in any action, suit or proceeding the legality, validity or enforceability of this Loan Agreement or any of the other Loan Documents, or the perfection or priority of any lien granted to Lender.

(m)          Repudiation of or Default Under Guaranty Agreements.  Any Guarantor shall revoke or attempt to revoke the Guaranty Agreement signed by such Guarantor, or shall repudiate such Guarantor’s liability thereunder or shall be in default under the terms thereof.

(n)           Cross-Default.  The occurrence of a default (whether defined as a “default” or “event of default”), or the failure to comply with any obligations, under any other agreement between Borrower and Lender now existing or hereafter arising, will constitute an immediate default under this Loan Agreement, the Loan Documents and all other such agreements.

(o)           Other Defaults.  The occurrence of any other event or condition specified herein or in any of the Loan Documents as being a default.

(p)           Noncompliance with Loan Documents.  For any events or occurrences other than those specifically set forth above, the failure to perform or observe any of the other agreements, covenants or conditions contained in this Loan Agreement, in any other Loan Document or otherwise in existence with Lender regarding the Loan, and such default continues for a period of 30 calendar days after Lender has sent written notice of such nonperformance to Borrower, which notice shall be deemed effective upon deposit into the custody of the U.S. Postal Service. This shall include, as applicable, the failure by Builder to comply with the terms of any Deed of Trust.

ARTICLE 10

Remedies

Upon an Event of Default, Lender shall have, in addition to any other rights or remedies available at law or in equity, the following rights and remedies:

Section 10.1          Termination of Agreement.  Lender may terminate this Loan Agreement or any part thereof. By way of example only, Lender may terminate the Credit Facility and refuse to make any further Draws. If Lender elects to terminate the Credit Facility, it will first give Borrower 30 days’ prior written notice of same.

Section 10.2	Specific Remedies. Lender shall have the right to:

(a)           Foreclose its liens under any Security Agreement, and any other Security Instrument, including without limitation the Deeds of Trust.

(b)           Institute proceedings to collect all or a portion of the Indebtedness and to recover a judgment for the same and to collect upon such judgment out of any property of Borrower wherever situated.

(c)           Offset and apply any monies, credits or other proceeds of property of Borrower that has or may come into possession or under the control of Lender against any amount owing by Borrower to Lender;

(d)           With respect to accounts, contract rights, chattel paper, tax refunds and general intangibles constituting Collateral herein, Lender may/is:

(i)     Settle, adjust and compromise all present and future claims arising thereunder or in connection therewith.

(ii)	Sell, assign, pledge or make any other agreement with respect thereto or the proceeds thereof.

(iii)    Notify all such account, contract right, or other debtors of Lender’s interest therein and require direct payment to Lender of such obligations.

(iv)    Receive, sign, endorse, and deliver in its name or the name of Borrower any and all notes, instruments, documents, titles, negotiable instruments and the like necessary and appropriate to effect the collection of such intangibles, and Borrower hereby waives notice of presentment, protest and non-payment of any instrument so endorsed.

(e)           Subject to any specific, contrary provision in any other Security Agreement executed now or in the future pertaining to personal property which is foreclosed upon pursuant to Article 9 of the Texas Business and Commerce Code: sell or lease the Collateral, or any portion thereof, after giving 5 days’ written notice, at public or private sale. The sale by Lender of less than the whole of the Collateral shall not exhaust the power of sale, and Lender is empowered to make successive sales under such power until all of the Collateral shall be sold; the liens, security interests and rights hereunder shall remain in full force and effect as to the unsold portion of the Collateral. The decision to sell all or only a portion of the Collateral at any sale shall be at the sole discretion of Secured Party.

(f)           Require Borrower to assemble all or any of the Collateral (except real estate) and make it available to Lender at a place to be designated by Lender that is reasonably convenient to the parties.

(g)           Lender may, at Lender’s option, after the occurrence of an Event of Default, declare all of the sums due under the Credit Facility to be immediately due and payable without further demand and may invoke the power of sale and any other remedies permitted by applicable law or provided in this Loan Agreement or any of the other Loan Documents. Borrower and each Guarantor (as applicable) expressly waive all presentations for payment, notices of intention to accelerate maturity, notices of acceleration of maturity, notices of intention to demand payment, demands for payment, protests, and notices of protest.

Section 10.3          Remedies Cumulative.  Lender shall have all rights and remedies contained in any other Loan Document, all of which rights and remedies shall be cumulative of those granted herein, or otherwise available at law or in equity. All of Lender’s rights and remedies may be enforced successively or concurrently.  Lender's rights shall include all rights of a secured party under the Uniform Commercial Code applicable in any particular state.

Section 10.4          Expenses.  Borrower shall pay all expenses and reimburse Lender for any expenditures, including reasonable attorney fees and legal expenses, in connection with Lender’s exercise of any of its rights and remedies under this Loan Agreement.

Section 10.5          Proceeds.  Proceeds realized by Lender on the sale or other disposition of the Collateral, after payment of all expenses incurred by Lender in enforcing the Indebtedness or in retaking, holding, preparing for sale or lease, selling, leasing or otherwise disposing of or realizing on the Collateral or the Indebtedness, shall be applied by Lender to the remaining Indebtedness in such manner as Lender shall elect.

Section 10.6          Default Interest.  In addition to the remedies provided above or elsewhere in this Loan Agreement, all Indebtedness which is not paid when due, by acceleration, at maturity or otherwise, shall bear interest (i) in the case of Indebtedness evidenced by promissory notes, at the default rate (if any) provided in the applicable notes, and (ii) in the case of all Indebtedness not covered by item (i), at the highest nonusurious default rate provided for in any of the notes.

ARTICLE 11

Miscellaneous

Section 11.1          Lender’s Accounts.  Lender shall maintain on its books in accordance with its usual practice an account or accounts with respect to the Loan, which account or accounts shall include, without limitation, (i) the outstanding principal amount of the Credit Facility, (ii) the amount of principal and interest due under the Credit Facility and the required payment dates, (iii) all other fees, costs, expenses, losses and indemnities due under this Loan Agreement or any other Loan Document, and (iv) all amounts received by Lender with respect to the foregoing. For purposes of any legal action or proceeding arising out of or in connection with this Loan Agreement or any other Loan Document, and for all other purposes, the entries made in such account or accounts maintained by Lender pursuant to this Section 11.1 shall create a presumption as to the existence and amounts of the foregoing, absent manifest error. The failure by Lender to maintain such account or accounts shall not in any manner affect the Indebtedness.

Section 11.2          Notices.  All notices or other communications required or permitted to be given pursuant to the provisions of this Loan Agreement shall be in writing and shall be considered as properly given if mailed by first class United States mail, postage prepaid, registered or certified with return receipt requested, or by delivering same in person to the intended addressee, or by prepaid telegram, telex or telecopy. Notice given in any other manner shall be effective only if and when received by the addressee. For purposes of notice, the addresses of the parties shall be as set forth below; provided, however, that either party shall have the right to change its address for notice hereunder to any other location within the continental United States by the giving of 30 days’ notice to the other party in the manner set forth hereinabove. The addresses for notice hereunder are:

If to Lender:	919 Congress Avenue, Suite 100
Austin, Texas 78701

If to Borrower:	2700 Fortuna, Suite 400
Austin, Texas 78746

If to Builder:	2100 Hartford
Austin, Texas 78703

Section 11.3          Waiver.  No course of dealing, or any failure by Lender to insist, or any election by Lender not to insist, upon Borrower’s strict performance of any of the terms, provisions or conditions of the Loan Documents shall not be deemed to be a waiver of same or of any other term, provision or condition thereof; and Lender shall have the right at any time thereafter to insist upon strict performance by Borrower of any and all of same. Specifically, no Draw by Lender when there exists an Event of Default under Article 9 shall in any way preclude Lender from thereafter declaring such failure to comply to be an Event of Default hereunder.

Section 11.4          Survival.  All agreements, representations, warranties and covenants of Borrower contained in this Loan Agreement shall survive the execution of this Loan Agreement and the other Loan Documents, and the making of the Loans.

Section 11.5          Limitations on Interest.  All agreements between Borrower and Lender, whether now existing or hereafter arising and whether written or oral, are hereby limited so that in no contingency, whether by reason of demand for payment or acceleration of the maturity hereof or otherwise, shall the interest contracted for, charged or received by Lender exceed the maximum amount permissible under applicable law. If, from any circumstance whatsoever, interest would otherwise be payable to Lender in excess of the maximum lawful amount, the interest payable to Lender shall be reduced to the maximum amount permitted under applicable law; and if from any circumstance Lender shall ever receive anything of value deemed interest by applicable law in excess of the maximum lawful amount, an amount equal to any excessive interest shall be applied to the reduction of the principal balance of the Indebtedness and not to the payment of interest, or if such excessive interest exceeds the principal balance such excess shall be refunded to Borrower. All interest paid or agreed to be paid to Lender shall, to the extent permitted by applicable law, be amortized, prorated, allocated, and spread throughout the full period until payment in full of the principal so that the interest hereon for such full period shall not exceed the maximum amount permitted by applicable law. This paragraph shall control all agreements between Lender and Borrower.

Section 11.6          Applicable Law.  This Loan Agreement and the other Loan Documents (except as may be otherwise expressly provided in such other Loan Documents), shall be governed by and construed in accordance with the laws of the State of Texas and the laws of the United States applicable to transactions within such State.

Section 11.7          Venue.  The parties agree that all actions or proceedings arising in connection with this Loan Agreement and any of the Loan Documents shall be tried and litigated only in the state and federal courts located in the State of Texas or, at the sole option of Lender, in any other court in which Lender shall initiate legal or equitable proceedings and which has subject matter jurisdiction over the matter in controversy. All the parties to this Loan Agreement waive any right each may have to assert the doctrine of forum non conveniens or to object to venue to the extent any proceeding is brought in accordance with this Section 11.7.

Section 11.8          Severability.  If any provision hereof or of any of the other Loan Documents or the application thereof to any person or circumstance shall, for any reason and to any extent, be invalid or unenforceable, neither the application of such provision to any other person or circumstance nor the remainder of the instrument in which such provision is contained shall be affected thereby, but rather shall be enforced to the greatest extent permitted by law.

Section 11.9          Construction.  This Loan Agreement and each other Loan Document are being entered into by competent and experienced businessmen, represented by counsel, and the parties acknowledge that each party and its counsel have reviewed and revised this Loan Agreement and the Loan Documents; therefore, the normal rule of construction to the effect that any ambiguities are to be resolved against the drafting party shall not be employed in the interpretation of this Loan Agreement, the Loan Documents or any amendments or exhibits hereto. The parties intend that all Loan Documents shall be construed and interpreted in a consistent manner. Unless the terms expressly provide otherwise, references to “days” herein shall be deemed to refer to calendar days.

Section 11.10        Lender’s Discretion.  In any instance hereunder (including any exhibits, schedules, annexes or addenda hereto) where Lender’s satisfaction, approval or consent or the exercise of Lender’s judgment is required, the granting or denial of such satisfaction, approval or consent and the exercise of such judgment shall be within the sole discretion of Lender. This provision shall govern any such satisfaction requirements, consents, approvals or exercise of judgment required in connection with any of the Loan Documents.

Section 11.11        No Third Party Beneficiary.  This Loan Agreement is for the sole benefit of Lender and Borrower and is not for the benefit of any third party.

Section 11.12        Borrower In Control; No Partnership.  In no event shall Lender’s rights and interests under the Loan Documents be construed to give Lender the right to, or be deemed to indicate that Lender is in control of the business, management or properties of Borrower or has power over the daily management functions and operating decisions made by Borrower. Nothing contained herein or in any of the other Loan

Documents shall  be construed as creating joint venture, partnership, tenancy-in-common or joint tenancy arrangement between Lender and Borrower. The relationship of Lender and Borrower is and at all times shall be solely that of debtor and creditor.

Section 11.13        Successors and Assigns.  This Loan Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective heirs, successors, legal representatives and assigns. However, Borrower shall not assign or encumber this Loan Agreement or any rights herein, it being expressly understood and agreed that the rights of Borrower hereunder are not assignable.

Section 11.14        Number and Gender.  Whenever used herein, the singular number shall include the plural and the plural the singular, and the use of any gender shall be applicable to all genders.

Section 11.15        Captions.  The captions, headings, and arrangements used in this Loan Agreement are for convenience only and do not in any way affect, limit, amplify, or modify the terms and provisions hereof. The notation of “(not used)” herein refers to provisions deleted by agreement between Borrower and Lender; however, in any action or proceeding to interpret or enforce this Loan Agreement, Borrower and Lender agree that no such deleted provisions shall be examined or used in any way.

Section 11.16        Time of the Essence.  Time is of the essence with respect to each and every matter pertaining to performance under this Loan Agreement and of each provision hereof.

Section 11.17        Executed Copies.  This Loan Agreement may be executed in any number of counterpart copies, each of which counterparts shall be deemed an original for all purposes.

Section 11.18        Entire Agreement of the Parties.  This Loan Agreement, including all agreements referred to or incorporated herein and all recitals hereto, is the entire agreement among the parties relating to the subject matter hereof, supersedes all prior agreements, commitments and understandings among the parties hereto relating to the subject matter hereof, and cannot be changed or terminated orally, and shall be deemed effective as of the date hereof.

Section 11.19        Joinder by Builder.   Builder joins in the execution hereof to evidence its consent to the terms hereof.

Section 11.20        Statutory Notice.   In accordance with Section 26.02 of the Texas Business and Commerce Code, Lender hereby notifies Borrower that:

                    THIS WRITTEN LOAN AGREEMENT REPRESENTS THE FINAL AGREEMENT BETWEEN THE PARTIES AND MAY NOT BE CONTRADICTED BY EVIDENCE OF PRIOR, CONTEMPORANEOUS, OR SUBSEQUENT ORAL AGREEMENTS OF THE PARTIES.

THERE ARE NO UNWRITTEN ORAL AGREEMENTS BETWEEN THE PARTIES.

EXECUTED to be effective as of the date and year first above written.

Borrower:	Wilson Family Communities, Inc. By:/s/ Clark N. Wilson___________ Name: Clark N. Wilson Title: President

Lender:	PlainsCapital Bank By:/s/ James E. Dyess________ Name: James E. Dyess Title: Senior Vice President

Builder:	Green Builders, Inc. By:_/s/ Larry E. Stephenson, Sr.___ Name: Larry E. Stephenson, Sr., Title: Vice President